As filed with the Securities and Exchange Commission on April 15, 2014

Registration No. 333-194390

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 5

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

QUOTIENT LIMITED

(Exact name of registrant as specified in its charter)

Jersey, Channel Islands	2835	Not applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Pentlands Science Park

Bush Loan, Penicuik, Midlothian

EH26 OPZ, United Kingdom

Tel: 011-44-0131-445-6159

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stephen Unger

Quotient Biodiagnostics, Inc.

301 South State Street, Suite S-204

Newtown, Pennsylvania 18940

(215) 497-7006

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alejandro E. Camacho, Esq. Per B. Chilstrom, Esq. Clifford Chance US LLP 31 West 52nd Street New York, NY 10019 (212) 878-8000	Glenn R. Pollner, Esq. Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, NY 10166 (212) 351-4000

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer		Accelerated filer

Non-accelerated filer	(Do not check if a smaller reporting company) ☒	Smaller reporting company

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory note

Quotient Limited has prepared this Amendment No. 5 to the Registration Statement on Form S-1 (File no. 333-194390) solely for the purpose of re-filing Exhibit 5.1 and filing Exhibit 10.27 to the Registration Statement and updating Item 16 of the Registration Statement and the Exhibit index accordingly. This Amendment No. 5 does not modify any provision of the prospectus that forms part of the Registration Statement and accordingly such prospectus has not been included herein.

Part II

Information not required in prospectus

Item 13. Other expenses of issuance and distribution

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by us in connection with the sale of ordinary shares being registered. All amounts are estimates except for the SEC registration fee, the FINRA filing fee and The NASDAQ Global Market listing fee.

Item	Amount to be paid
SEC registration fee	$11,850
FINRA filing fee	$14,900
The NASDAQ Global Market listing fee	$125,000
Blue sky fees and expenses	$10,000
Printing and engraving expenses	$300,000
Legal fees and expenses	$1,250,000
Accounting fees and expenses	$750,000
Transfer agent fees and expenses	$19,660
Miscellaneous expenses	$500,000

Total	$2,981,410

* To be furnished by amendment

Item 14. Indemnification of directors and officers

Upon the consummation of this offering we intend to enter into indemnification agreements with our directors and certain of our officers which may require us to indemnify them against liabilities that may arise by reason of their status or service as directors or officers (other than with respect to claims where they are determined to have breached their fiduciary duties to us), and to advance their expenses, including legal expenses, incurred as a result of any investigation, suit or other proceeding against them as to which they could be indemnified. Generally, the maximum obligation under such indemnifications is not explicitly stated and, as a result, the overall amount of these obligations cannot be reasonably estimated. If we were to incur a loss in connection with these arrangements, it could affect our business, operating results and financial condition.

In the underwriting agreement, the underwriters will agree to indemnify, under certain conditions, us, our directors and officers and persons who control us within the meaning of the Securities Act, against certain liabilities.

Item 15. Recent sales of unregistered securities

In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act.

On February 18, 2011, our predecessor, Quotient Biodiagnostics Group Limited, or QBDG, issued 1,723,742 preference shares to Deidre Cowan for a purchase price of £500,000.

On April 15, 2011, QBDG issued 12,652 A ordinary shares to Jeremy Stackawitz upon the conversion of previously issued A deferred shares.

On May 15, 2011, QBDG issued 3,163 A ordinary shares to an employee upon the conversion of previously issued A deferred shares.

On June 15, 2011, QBDG issued 3,163 A ordinary shares to an employee upon the conversion of previously issued A deferred shares.

On August 10, 2011, QBDG issued 1,723,743 preference shares to Deidre Cowan for a purchase price of £500,000, and an aggregate of 168,227 C deferred shares to certain of its senior executives for an aggregate purchase price of $240,831.

On November 3, 2011, QBDG issued 1,723,742 preference shares to Deidre Cowan for a purchase price of £500,000.

On February 16, 2012, we issued 14,023,552 A preference shares to QBDG in connection with our acquisition of 100% of the issued share capital of Alba Bioscience Limited, Quotient Biodiagnostics, Inc. and QBD (QSIP) Limited. We issued 56,936 A ordinary shares, 18,979 A deferred shares, 37,957 B deferred shares and 168,227 C deferred shares to certain of our senior executives to replace equivalent shares previously issued to the same senior executives by QBDG. We also issued 10,640,664 new B preference shares to Galen Partners LLP and affiliated entities, or Galen, and Thomas Bologna at an issue price of $1.0526 per new B preference share, raising $11.2 million. We granted warrants to QBDG, Galen and Thomas Bologna allowing them to subscribe for up to 4,750,296 A preference or B preference shares for a total subscription price of $5.0 million.

On March 20, 2012, we issued 12,652 A ordinary shares to Jeremy Stackawitz upon the conversion of previously issued A deferred shares.

On May 20, 2012, we issued 3,163 A ordinary shares to an employee upon the conversion of previously issued A deferred shares.

On June 10, 2012, we issued 3,163 A ordinary shares to an employee upon the conversion of previously issued A deferred shares.

On August 31, 2012, we granted options to acquire 180,916 ordinary shares at an exercise price of £0.91 per share to certain of our directors and employees.

On February 14, 2013, we issued an aggregate of 3,762,316 B preference shares to Galen, after Galen exercised its warrants, for an aggregate purchase price of $3,960,085. We issued 37,921 B preference shares to Thomas Bologna, after Thomas Bologna exercised his warrant, for an aggregate purchase price of $39,914. We issued 250,000 A preference shares to QDBG, after QDBG exercised its warrant, for an aggregate purchase price of $263,141.

On February 15, 2013, we granted options to acquire 188,482 ordinary shares at an exercise price of £0.91 per share to certain of our employees.

On April 11, 2013, we granted options to acquire 96,000 ordinary shares at an exercise price of £0.003 per share to Edward Farrell.

On June 28, 2013, we granted options to acquire 241,614 ordinary shares at an exercise price of $3.29 per share to certain of our directors and employees.

Part II    Information not required in prospectus

On July 9, 2013, we issued 142,506 A preference shares to QDBG, after QDBG exercised its warrant, for an aggregate purchase price of $149,997.

On September 21, 2013, we issued 168,227 A ordinary shares to certain of our senior executives upon conversion of previously issued C deferred shares.

On November 18, 2013, we granted options to acquire 60,175 ordinary shares at an exercise price of $9.38 per share to certain of our directors and employees.

On December 6, 2013, in connection with the refinancing of certain of our outstanding indebtedness with the MidCap facility described below, we issued 666,667 C preference shares to Galen for an aggregate purchase price of $2,000,001. We also issued an aggregate of 262,500 C preference shares to certain of our officers, directors and employees for an aggregate purchase price of $787,500.

On December 6, 2013, we entered into a secured term loan facility with MidCap Financial LLC, or MidCap. Under the terms of the agreement, we granted MidCap a warrant to purchase 200,000 C preference shares at an exercise price of $3.00 per share.

On December 6, 2013, we also issued 37,957 B ordinary shares to Jeremy Stackawitz upon conversion of previously issued B deferred shares and 142,506 B preference shares to certain of our directors upon conversion of previously issued A preference shares.

On December 23, 2013, we issued 20,014 ordinary shares to David Azad and John Wilkerson, each, after they exercised their share options, for an aggregate purchase price of $29,653.

On February 13, 2014, we granted options to acquire 12,000 ordinary shares at an exercise price of $9.38 per share to certain of our employees.

On March 5, 2014, we granted to Stephen Unger options to acquire 67,200 ordinary shares at an exercise price per share equal to the price at which we sell the securities in this offering.

On March 28, 2014, we issued 20,014 shares to Zubeen Shroff after he exercised his share options, for an aggregate purchase price of $187,638.

The above issuances were exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act, as transactions occurring outside of the United States, or under Section 3(a)(9) thereof, as transactions involving exchanges with existing security holders, or under Section 4(a)(2) thereof, as transactions by an issuer not involving a public offering, or Rule 701, as transactions pursuant to compensatory benefit plans and contracts related to compensation. No underwriters were used in connection with any of the foregoing transactions. The purchasers of securities in each such transaction (other than the transactions involving conversions of previously issued securities) represented their intention to acquire the securities for investment only and not with a view to offer or sell, in connection with any distribution of the securities.

Item 16. Exhibits and financial statement schedules

(a)	Exhibits

See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b)	Financial statement schedules

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17. Undertakings

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

(1)	That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Edinburgh, Scotland on April 15, 2014.

QUOTIENT LIMITED

By:	/s/ Paul Cowan
Name: Paul Cowan Title: Chief Executive Officer and Chairman of the Board of Directors

***

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Paul Cowan Paul Cowan	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	April 15, 2014

/s/ Stephen Unger Stephen Unger	Chief Financial Officer (Principal Financial Officer)	April 15, 2014

/s/ Roland Boyd Roland Boyd	Group Financial Controller and Treasurer (Principal Accounting Officer)	April 15, 2014

* Thomas Bologna	Director	April 15, 2014

* Frederick Hallsworth	Director	April 15, 2014

Signature	Title	Date

* Brian McDonough	Director	April 15, 2014

* Zubeen Shroff	Director	April 15, 2014

* John Wilkerson	Director	April 15, 2014

/s/ Stephen Unger Stephen Unger	Authorized Representative in the United States	April 15, 2014

*By:	/s/ Stephen Unger Attorney-in-Fact

Exhibit number	Description of exhibit

1.1**	Form of Underwriting Agreement

3.1**	Amended Articles of Association

4.1**	Form of Ordinary Shares Certificate

4.2**	Warrant to Purchase C Preference Shares, dated December 6, 2013, issued to Midcap Funding V, LLC

5.1	Opinion of Carey Olsen

8.1**	Opinion of Clifford Chance US LLP as to U.S. tax matters

10.1†**	Credit, Guaranty and Security Agreement, dated December 6, 2013, between Midcap Funding V, LLC and Quotient Biodiagnostics, Inc.

10.2**	Service Agreement, dated February 16, 2012, between Quotient Biodiagnostics Holding Limited and Paul Cowan

10.3**	Employment Agreement, dated March 9, 2009, between Alba Bio Science Limited and Jeremy Stackawitz

10.4**	Service Agreement, dated November 21, 2012, between Quotient Biodiagnostics Holding Limited and Edward Farrell

10.5**	Service Agreement, dated August 14, 2012, between Quotient Biodiagnostics Holdings Limited and Roland Boyd

10.6**	Employment agreement, dated March 5, 2014, between Quotient Limited and Stephen Unger

10.7**

Umbrella Supply Agreement, dated December 1, 2004, between Alba Bioscience, a division of the Scottish National Blood Transfusion Service, predecessor to Alba Bioscience Limited, acting on behalf of The Common Services Agency, and Ortho-Clinical Diagnostics Inc.

10.8**

Assignment Agreement of the Supply Umbrella Agreement, dated September 3, 2007, between Ortho-Clinical Diagnostics Inc. and The Common Services Agency acting through its division the Scottish National Blood Transfusion Service

10.9†**	STRATEC Development Agreement, dated January 7, 2014, between Stratec Biomedical AG and QBD (QSIP) Ltd.

10.10**

Shareholders Agreement, dated February 16, 2012, by and among Quotient Biodiagnostics Holdings Limited, each holder of the Corporation’s A Preference Shares, B Preference Shares, Ordinary Shares, A Deferred Shares, B Deferred Shares, C Deferred Shares, A Ordinary Shares and B Ordinary Shares

10.11**	Future Master Services Agreement, dated April 1, 2013, between Future Diagnostics BV and QDB (QSIP) Limited and its subsidiaries.

10.12**	Eysins, Switzerland Lease Agreement, dated March 10, 2010, between Nemaco Fléchères B.V. and Nemaco Suisse SA

10.13**	Eysins, Switzerland, Lease Assignment Agreement, dated December 9, 2013, by and among Fidfund Management SA, Mondelez Europe GmbH, Quotient Suisse SA and Quotient Limited.

10.14**	Edinburgh, Scotland Lease Agreement, dated July 26, 2007, between the Scottish Ministers and Dalglen (No. 1062) Limited

10.15**

Edinburgh, Scotland, Minute of Variation of Lease and Guarantee, dated September 21, 2011, among Alba Bioscience Limited (formerly Dalglen (No. 1062) Limited, Quotient Biodiagnosis Group Limited, and the Scottish Ministers

10.16**	Form of Indemnification Agreement.

10.17**	2013 Enterprise Management Plan

10.18**	2014 Stock Incentive Plan

10.19†**	TTP Master Development Agreement, dated January 4, 2010, between The Technology Partnership plc and QBD (QS-IP) Limited.

10.20†**	TTP Intellectual Property Rights Agreement, dated March 4, 2014, between The Technology Partnership plc and QBD (QS-IP) Limited.

10.21**	First Amendment to the STRATEC Development Agreement, dated March 3, 2014, between STRATEC Biomedical AG and QBD (QS-IP) Limited.

Exhibit number	Description of exhibit

10.22†**	STRATEC Supply and Manufacturing Agreement, dated April 1, 2014, between STRATEC Biomedical AG and QBD (QS-IP) Limited.

10.23†**	SCHOTT Supply Agreement, dated March 27, 2014, between Schott Technical Glass Solutions GmbH and QBD (QS-IP) Limited.

10.24**	Form of Restricted Stock Unit Award Agreement

10.25**	Form of Restricted Stock Award Agreement

10.26**	Form of Option Award Agreement

10.27	Form of Letter of Appointment for a Non-Executive Director

21.1**	List of Subsidiaries

23.1**	Consent of Ernst & Young LLP

23.2	Consent of Carey Olsen (included in exhibit 5.1)

23.3**	Consent of Clifford Chance US LLP (included in Exhibits 8.1)

24.1**	Power of Attorney

*	To be filed by amendment.
**	Filed previously.
†	Registrant has omitted portions of the referenced exhibit pursuant to a request for confidential treatment under Rule 406 promulgated under the Securities Act.